STATE OF NEVADA

FRANCISCO V. AGUILAR
Secretary of State

C. MURPHY HEBERT
Chief Deputy Secretary of State

DEANNA L. REYNOLDS
Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

8/27/2026 10:43:06 AM

Work Order Number: W2026082700551
Reference Number: 20265997342
Through Date: 8/27/2026 10:43:06 AM
Corporate Name: NextTrip, Inc.

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number	Description	Number of Pages
20265997326	Withdrawal of Designation - 08/27/2026	3

Respectfully,

FVAguilar

FRANCISCO V. AGUILAR
Nevada Secretary of State

Certified By: Ashley Popham
Certificate Number: B202608276918636
You may verify this certificate
online at https://www.nvsilverflume.gov/home

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number C8549-1985
FVAguilar	Filing Number 20265997326
Secretary of State State Of Nevada	Filed On 8/27/2026 9:42:00 AM
	Number of Pages 3

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☒ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: NextTrip, Inc. Entity or Nevada Business Identification Number (NVID): NV19851021209
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 08/27/2026 Time: 10:00 am (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Series B Convertible Preferred St Date of Designation: 05/07/2026 No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * No shares of the class or series of stock being withdrawn are outstanding. Resolution of the Board of Directors authorizing the withdrawal of*
8. Signature: (Required)	X [signature] Signature of Officer Date: 08/27/2026

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

RESOULTIONS OF

THE BOARD OF DIRECTORS OF

NEXTTRIP, INC.

Withdrawal of Series B Certificate of Designation

WHEREAS, the Company's amended and restated articles of incorporation, as amended (the "**Articles**"), provide the Board with the authority to establish one or more series of preferred stock, with such powers, designations, preferences, limitations, restrictions, and relative rights to be set forth in a certificate of designation filed with the Nevada Secretary of State for each series;

WHEREAS, pursuant to that certain Certificate of Designation filed with the Nevada Secretary of State on May 7, 2026 (the "**Predecessor Series B Preferred Designation**"), the Board designated certain shares of the Company's preferred stock as Series B Convertible Preferred Stock, par value $0.001 (the "**Predecessor Series B Preferred Stock**");

WHEREAS, as of the date of this unanimous written consent, there are no outstanding Predecessor Series B Preferred Stock;

WHEREAS, pursuant to NRS 78.1955(6), if shares of a class or series of stock established by a certificate of designation are not outstanding, the Company may file a certificate which states that no shares of the class or series are outstanding and which contains the resolution of the Board authorizing the withdrawal of the certificate of designation establishing the class or series of stock;

WHEREAS, the Board believes it to be in the best interests of the Company to authorize the withdrawal of the Predecessor Series B Preferred Designation and, in accordance with NRS 78.1955(6), the undersigned have caused the Company to prepare the Withdrawal of Designation, in the form attached hereto as Exhibit A (the "**Withdrawal of Designation**"), which withdraws the Predecessor Series B Preferred Designation such that there is no Predecessor Series B Preferred Stock, such series is eliminated from the Articles, and the shares designated under such series are restored to the group of undesignated preferred stock of the Company; and

WHEREAS, the Board has received and reviewed the terms and conditions of the Withdrawal of Designation and believes it to be in the best interest of the Company to authorize, approve, ratify, and validate the Withdrawal of Designation pursuant to NRS 78.1955(6).

NOW, THEREFORE, BE IT RESOLVED, that the undersigned, pursuant to NRS 78.1955(6), hereby authorize, approve, ratify, and validate the Withdrawal of Designation; and it is

RESOLVED FURTHER, that each of the Company's CEO, the Company's CFO and the Company's Corporate Secretary (each, an "**Authorized Officer**"), be and hereby is authorized, empowered and directed, for, in the name and on behalf of the Company, to file the Withdrawal of Designation with the Nevada Secretary of State, and to execute and deliver such other documents and take such other actions as such Authorized Officer shall determine to be necessary or appropriate with respect to this resolution.

General Authorization

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered, and directed, in the name and on behalf of the Company, to take or cause to be taken any and all such further actions, to execute and deliver any and all such agreements, certificates, instruments, and documents, and to pay all such expenses as, in the judgment of such Authorized Officer, shall be necessary, appropriate, or advisable to carry out the intent and to accomplish the purposes of the foregoing resolutions.

RESOLVED FURTHER, that any and all actions heretofore taken by the officers and directors of the Company in connection with the matters contemplated by the foregoing resolutions be, and hereby are, ratified, confirmed, and approved in all respects.